Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 25, 2018, by and among Solid Biosciences Inc., a Delaware corporation (the “Company”), Bain Capital Life Sciences Fund, L.P., a limited partnership organized under the laws of the Cayman Islands, and BCIP Life Sciences Associates, LP, a limited partnership organized under the laws of Delaware (together, the “Bain Funds”), BCLS Solid Bio, Inc., a Delaware corporation (the “Bain Blocker”), Foresite Capital Fund III, L.P., a limited partnership organized under the laws of Delaware (the “Foresite Fund”) and FC Fund III Solid Holdings, Inc., a Delaware corporation (the “Foresite Blocker”). The Company, the Bain Funds, the Bain Blocker, the Foresite Fund and the Foresite Blocker are collectively referred to herein as the “Parties,” and each individually is referred to herein as a “Party.” All references to the Company include its predecessor, Solid Biosciences, LLC, a Delaware limited liability company.

RECITALS

WHEREAS, in anticipation of the initial public offering of the Company, on the date hereof, the Company has previously completed a conversion (the “Conversion”) from a limited liability company to a corporation,

WHEREAS, (i) the board of directors of the Company and the board of directors of the Bain Blocker deem it advisable that the Bain Blocker merge with and into the Company (the “Bain Blocker Merger”) and (ii) the board of directors of the Company and the board of directors of the Foresite Blocker deem it advisable that the Foresite Blocker merge with and into the Company (the “Foresite Blocker Merger”, with each of the Bain Blocker Merger and Foresite Blocker Merger, a “Merger”, and collectively the “Mergers”), in each case, upon the terms and subject to the conditions set forth herein and in accordance with the DGCL;

WHEREAS, the board of directors and, if applicable, the equityholders of each of the Company, the Bain Blocker and the Foresite Blocker have approved the Bain Blocker Merger and the Foresite Blocker Merger, as applicable, in accordance with the requirements of the DGCL and their respective organizational documents; and

WHEREAS, the Parties intend that each Merger qualify as a “reorganization” within the meaning of Section 368 of the Code and the rules and regulations promulgated thereunder and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

1.1    Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the other Parties to this Agreement.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s Common Stock, par value $0.001, with the rights, preferences and privileges as described in the Company’s certificate of incorporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets or results of operations of the applicable Merged Entity, taken as a whole, or (ii) the ability of the applicable Merged Entity to consummate the transactions contemplated by the Transaction Documents.

“Merged Entities” means the Bain Blocker and the Foresite Blocker, and the term “Merged Entity” means either one of them, as the case may be.

“Permitted Liens and Exceptions” means Liens for Taxes, assessments and similar charges that are not yet due and payable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Person.

“Tax” means (1) any tax or other governmental fee or like assessment or charge in the nature of a tax; including, but not limited to, withholding on amounts paid to or by any Person, federal, state or local income taxes, real property gains taxes, sales and use taxes, escheat taxes, payroll taxes, employment taxes, excise taxes, stamp taxes, occupation taxes, premium taxes, windfall profits taxes, social security (or similar including FICA) taxes, unemployment taxes, disability taxes, registration taxes, value added taxes, abandoned or unclaimed property taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, profits, business license taxes, capital stock taxes, real and personal property taxes, environmental taxes, transfer taxes, severance taxes, alternative or add-on minimum taxes, custom duties, and estimated, together with any interest, penalty, addition to tax or additional amount, whether disputed or not, imposed by any governmental authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition of any such tax and (2) any liability for the payment of any amount of the type described in the immediately preceding clause (1) as a result of a Merged Entity being a member of an affiliated, consolidated or combined group before the Closing, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Transaction Documents” means this Agreement and the Exhibits attached hereto.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bain Blocker	Preamble
Bain Blocker Merger Bain Funds	Recitals Preamble
Certificate of Merger	2.1(b)
Claim	7.3(a)
Closing	2.2
Company	Preamble
Conversion	Recitals
Damages	7.2(a)
Foresite Blocker	Preamble
Foresite Fund	Preamble
Foresite Blocker Merger Indemnified Party	Recitals 7.3(a)
Indemnifying Party	7.3(a)

Term	Section
Merger Effective Time	2.1(b)
Mergers	Recitals
Parties	Preamble
Party	Preamble
Potential Contributor	7.4
Registration Statement	2.1(b)
Securities	3.5
Surviving Company	2.1(a)
Third Party Claim	7.3(b)

1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws,” or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE II

The Mergers And Other Transactions

2.1    The Mergers.

(a)    At the Merger Effective Time (as defined below), and in accordance with the applicable provisions of this Agreement and the DGCL, each of the Bain Blocker and the Foresite Blocker shall be merged with and into the Company. Following the Mergers, the separate corporate existence of each of the Bain Blocker and the Foresite Blocker shall cease and the Company shall continue as the surviving company (the “Surviving Company”).

(b)    At the time determined by the Company, promptly following the Conversion and prior to the effectiveness of the Company’s registration statement on Form S-1 (File No. 333-222357) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the Company shall cause a certificate of merger in form and substance as set forth on Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, all as provided for and in accordance with Section 251 and Section 264 of the DGCL. The Mergers shall become effective at the time and date as provided under the DGCL and as specified in the Certificate of Merger (the “Merger Effective Time”). References to the Company after the Merger Effective Time shall mean the Surviving Company.

(c)    Each Merger shall have the effects set forth under the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, and powers of each of the Bain Blocker and the Foresite Blocker shall vest in the Surviving Company, and all debts, liabilities, and duties of each of the Bain Blocker and the Foresite Blocker shall become the debts, liabilities and duties of the Surviving Company.

(d)    The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)    Subject to applicable Law, (i) the directors of the Company immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal, and (ii) the officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

(f)    All of the equity interests of each of the Bain Blocker and the Foresite Blocker outstanding as of immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, by virtue of the Bain Blocker Merger (in the case of the Bain Blocker) and the Foresite Blocker Merger (in the case of the Foresite Blocker) and without any action on the part of any Party hereto or the holder thereof or any other Person, be canceled and extinguished and converted into the right to receive the consideration specified in Section 2.1(g). All of such outstanding equity interests of the Bain Blocker and the Foresite Blocker when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 2.1(g).

(g)    At the Merger Effective Time:

(i)    In respect of the outstanding equity interests of the Bain Blocker held by the Bain Funds immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the Bain Blocker Merger, the Bain Funds in the aggregate shall receive the number of shares of Common Stock equal to the number of shares of Common Stock held by the Bain Blocker immediately prior to the Bain Blocker Merger (with such shares to be apportioned 78.79% to Bain Capital Life Sciences Fund, L.P. and 21.21% to BCIP Life Sciences Associates, LP), and such shares of Common Stock of the Company received pursuant to the Bain Blocker Merger shall be free and clear of all security interests, claims, liens, equities or other encumbrances; and

(ii)    In respect of the outstanding equity interests of the Foresite Blocker held by the Foresite Fund immediately prior to the Merger Effective Time and canceled and extinguished by virtue of the Foresite Blocker Merger, the Foresite Fund shall receive the number of shares of Common Stock equal to the number of shares of Common Stock held by the Foresite Blocker immediately prior to the Merger Effective Time, and such shares of Common Stock received pursuant to the Foresite Blocker Merger shall be free and clear of all security interests, claims, liens, equities or other encumbrances.

(h)    By their execution of this Agreement, the Bain Funds, as the sole stockholders of the Bain Blocker and the Foresite Fund, as the sole stockholder of the Foresite Blocker, each waives its right to any dissent to the Bain Blocker Merger and the Foresite Blocker Merger, respectively, and demand for appraisal for its shares of the Bain Blocker and the Foresite Blocker, respectively, under the DGCL, or otherwise.

2.2    Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Proskauer Rose LLP, 11 Times Square, New York, New York 10036. At the Closing:

(i)    The Certificate of Merger shall be filed pursuant to the terms of Section 2.1.

(ii)    Each of the Parties shall deliver such other documents, instruments and agreements as are required to be delivered by such Party at the Closing pursuant to this Agreement.

(iii)    The Foresite Fund shall deliver to the Company an affidavit dated as of the Closing Date, in form and substance required under Treasury Regulations Section 1.1445-2(b) and in a form reasonably acceptable to the Company.

(iv)    On the Closing Date prior to the Closing, (i) the Company shall deliver to the Bain Blocker a statement signed under penalties of perjury and dated as of the Closing Date, satisfying the requirements of Treasury Regulations Section 1.897-2(g)(2)(ii) and 1.897-2(h) and in form and substance reasonably satisfactory to the Bain Funds, certifying that shares of the Company’s stock are not “United States real property interests” within the meaning of Section 897 of the Code, and (ii) following its receipt of the statement described in clause (i) above, the Bain Blocker shall deliver to the Bain Funds a statement signed under penalties of perjury and dated as of the Closing Date, satisfying the requirements of Treasury Regulations Section 1.897-2(h) and in form and substance reasonably satisfactory to the Bain Funds, certifying that shares of the Bain Blocker’s stock are not “United States real property interests” within the meaning of Section 897 of the Code. Within fifteen (15) days following the Closing Date, the Company (on its own behalf with respect to the statement delivered pursuant to clause (i) above and as the successor to the Bain Blocker with respect to the statement delivered pursuant to clause (ii) above) shall provide notices to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h)(2) with respect to the statements delivered pursuant to clauses (i) and (ii) above, and shall deliver to the Bain Funds copies of such notices and certified mail receipts with respect thereto.

ARTICLE III

Representations And Warranties Of The Merged Entities

Each of the Merged Entities, severally and not jointly, the Bain Funds (jointly and severally with the Bain Blocker and one another and solely with respect to the Bain Blocker) and the Foresite Fund (jointly and severally with the Foresite Blocker and solely with respect to the Foresite Blocker) represents and warrants to the Company as of the date hereof that:

3.1    Corporate Existence and Power. Such Merged Entity is a corporation incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

3.2    Authorization. The execution, delivery and performance by such Merged Entity of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of such Merged Entity and have been duly authorized by all necessary corporate action on the part of such Merged Entity. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such Merged Entity enforceable against such Merged Entity in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

3.3    Governmental Authorization. The execution, delivery and performance by such Merged Entity of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than the Certificate of Merger and any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

3.4    Noncontravention. The execution, delivery and performance by such Merged Entity of any of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of such Merged Entity or any resolution adopted by or any action taken by the board of directors or equityholders of such Merged Entity, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Merged Entity, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Merged Entity, or to a loss of any benefit to which such Merged Entity is entitled, under any provision of any agreement, contract or other instrument to which such Party is a party or by which it or its properties or assets is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to such Merged Party or its assets.

3.5    Capitalization. The Bain Blocker represents and warrants that the Bain Funds own 100% of the issued and outstanding capital stock of the Bain Blocker. The Foresite Blocker represents and warrants that the Foresite Fund owns 100% of the issued and outstanding capital stock of the Foresite Blocker. All of the capital stock of such Merged Party have been duly authorized and validly issued and are fully paid and non-assessable. Other than the capital stock issued to the Bain Funds and the Foresite Fund described in this Section 3.5, there are no outstanding (a) capital stock or other voting securities of such Merged Entity, (b) securities of such Merged Entity convertible into or exchangeable for capital stock or other voting securities of such Merged Entity or (c) options or other rights to acquire from such Merged Entity, or other obligation of such Merged Entity to issue, any capital stock or other voting securities of such Merged Entity or securities convertible into or exchangeable for capital stock or other voting securities of such Merged Entity (the items in clauses (a) through (c) being referred to collectively as the “Securities”). There are no outstanding obligations of such Merged Entity to repurchase, redeem or otherwise acquire any Securities and there are no agreements or other instruments relating to the issuance, sale or transfer by such Merged Entity of any Securities.

3.6    Subsidiaries. Such Merged Entity has no Subsidiaries. Such Merged Entity does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association (other than the Company).

3.7    No Liabilities. Such Merged Entity does not conduct any operating or other business or related general business operations, other than its activities as a holding company incident to its direct or indirect ownership of capital stock of the Company. Such Merged Entity does not have any liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise).

3.8    Related Party Agreements. Except as otherwise provided in the Transaction Documents, there are no agreements, contracts, commitments or understandings, other than any such agreements, contracts, commitments or understandings that will be terminated as of Closing without any further liability or obligation on the part of such Merged Entity, by and between such Merged Entity, on the one hand, and such Merged Entity’s Affiliates, on the other hand, including, without limitation, any such agreements, contracts, commitments or understandings pursuant to which such Affiliate provides or receives any information, assets, properties, support or other services to or from such entity.

3.9    Litigation. There is no claim, action, suit, investigation or proceeding pending against or, to the knowledge of such Merged Entity, threatened against, such Merged Entity or any of its assets before any court or arbitrator or any governmental body, agency or official.

3.10    Compliance with Laws. Such Merged Entity is, and at all times since the date of its incorporation or formation, as applicable, has been, in compliance with all applicable Laws.

3.11    Assets. The sole asset of each Merged Entity is an ownership interest in the Company.

3.12    Inspections; No Other Representations. No Merged Entity makes any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, made by or on behalf of or imputed to any Merged Entity or any of its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, no Merged Entity nor any of its Affiliates makes any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to the Company of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or any other information or documents made available to the Company or its counsel, accountants or advisors with respect to any Merged Entity or any of the foregoing business, assets, liabilities or operations.

ARTICLE IV

Representations And Warranties Of The Company

The Company represents and warrants to each of the other Parties, as of the date hereof, that:

4.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The shares of Common Stock to be issued by the Company in the Mergers will be duly authorized, validly issued, fully paid and non-assessable.

4.2    Corporate Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of the Company and have been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents to which the Company is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of the

Company, enforceable against the Company in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers, and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3    Governmental Authorization. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or material notice to, any governmental body, agency or official other than: (a) the filing of the Certificate of Merger; and (b) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

4.4    Noncontravention. The execution, delivery and performance by the Company of any of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the certificate of incorporation of the Company or any resolution adopted by or any action taken by the board of directors or stockholders of the Company, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument to which the Company is a party or by which the Company or its properties or assets are bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to the Company or its properties or assets, except, in the case of clauses (b), (c) or (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

ARTICLE V

Covenants Of The Parties

Each of the Parties hereto agrees that:

5.1    Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

5.2    Public Announcements. Other than the Company, none of the other Parties hereto may issue any press release or make any public statement with respect to any Transaction Document or the transactions contemplated thereby.

ARTICLE VI

Tax Matters

6.1    Tax Reporting. The Parties acknowledge that each Merger is intended to be treated as a “reorganization” within the meaning of Section 368 of the Code. Neither the Company nor any holder of securities of either Merged Entity shall take any position on any tax return in a manner inconsistent with such intended treatment.

6.2    Preparation of Tax Returns.

(a)    The Company and the Bain Funds shall use commercially reasonable efforts to (x) allow the Bain Funds to prepare (or cause to be prepared) drafts of all Tax returns of the Bain Blocker for any Tax period ending on or before the Closing Date, and (y) allow the Company to review and timely file such Tax returns, which shall be filed as modified by the Company’s reasonable comments thereto (with the Company to provide notice to the Bain Funds of any such comments and an opportunity to discuss such comments).

(b)    The Company and the Foresite Fund shall use commercially reasonable efforts to (x) allow the Foresite Fund to prepare (or cause to be prepared) drafts of all Tax returns of the Foresite Blocker for any Tax period ending on or before the Closing Date, and (y) allow the Company to review and timely file such Tax returns, which shall be filed as modified by the Company’s reasonable comments thereto (with the Company to provide notice to the Foresite Fund of any such comments and an opportunity to discuss such comments).

ARTICLE VII

Survival; Indemnification

7.1    Survival. The representations and warranties of any of the Parties hereto contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely. Except as otherwise provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement. Any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

7.2    Indemnification.

(a)    From and after Closing, the Company hereby indemnifies the Bain Funds and the Foresite Fund against and agrees to hold each of them harmless from (i) any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by the Bain Funds or the Foresite Fund, as applicable, arising out of or resulting from any inaccuracy or breach of any representation and warranty or breach of a covenant, in each case of the Company contained in the Transaction Documents or in the exhibits, schedules or certificates to, or delivered in connection with, the Transaction Documents or (ii) any and all Damages incurred or suffered by the Bain Funds or the Foresite Fund, as applicable, on account of the gross negligence, intentional misrepresentation, willful misconduct or fraud of the Company in connection with the execution of the Merger.

(b)    From and after Closing, the Bain Funds hereby indemnify the Company against and agrees to hold it harmless from (i) any and all Damages actually incurred or suffered by the Company arising out of, resulting from or related to any inaccuracy or breach of any representation and warranty or breach of a covenant, in each case of the Bain Funds or the Bain Blocker contained in the Transaction Documents or in the exhibits, schedules or certificates to, or delivered in connection with, the Transaction Documents, (ii) any and all Damages incurred or suffered by the Company on account of the gross negligence, intentional misrepresentation, willful misconduct or fraud of the Bain Funds or the Bain Blocker, and (iii) any and all Damages arising out of, resulting from or related to a liability of the Bain Blocker (including, for the avoidance of doubt, any Taxes of the Bain Blocker).

(c)    From and after Closing, the Foresite Fund hereby indemnifies the Company against and agrees to hold it harmless from (i) any and all Damages actually incurred or suffered by the Company arising out of, resulting from or related to any inaccuracy or breach of any representation and warranty or breach of a covenant, in each case of the Foresite Fund or the Foresite Blocker contained in the Transaction Documents or in the exhibits, schedules or certificates to, or delivered in connection with, the Transaction Documents, (ii) any and all Damages incurred or suffered by the Company on account of the gross negligence, intentional misrepresentation, willful misconduct or fraud of the Foresite Fund or the Foresite Blocker, and (iii) any and all Damages arising out of, resulting from or related to a liability of the Foresite Blocker (including, for the avoidance of doubt, any Taxes of the Foresite Blocker).

(d)    Notwithstanding anything contained in this Agreement to the contrary, other than in the case of a claim based on gross negligence, intentional misrepresentation, willful misconduct or fraud, no Party shall be entitled to seek, nor be entitled to, incidental, indirect punitive, special or consequential damages (including damages for any lost profits) in any Claim for indemnification or recovery of Damages pursuant to this Agreement except to the extent damages of such type are paid by such Party to an unaffiliated or unrelated third party.

7.3    Procedures.

(a)    The Party seeking indemnification under Section 7.2 (the “Indemnified Party”) agrees to give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will promptly provide the Indemnifying Party such information and access to personnel with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b)    The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of any Claim asserted by any third party (“Third Party Claim”).

(c)    Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. The Indemnified Party shall (i) keep the Indemnifying Party reasonably informed of the status of any Third Party Claim, (ii) permit the Indemnifying Party to participate in the defense or prosecution of any Third Party Claim, and (iii) consult in good faith with the Indemnifying Party regarding the defense or prosecution of any Third Party Claim.

(d)    Where required by applicable Law, each Indemnified Party will undertake commercially reasonable efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must promptly notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of the value of the benefit (or, if less, the amount of any such loss previously paid by the Indemnifying Party) to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation).

(e)    Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage or through indemnification, contribution or other reimbursement arrangements from any other Person alleged to be responsible, for any Damages payable under Section 7.2, and the amounts received from such sources shall offset any Damages otherwise payable under Section 7.2.

(f)    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.2 and the Indemnified Party could have recovered all or a part of such Damages from a third party (other than any Subsidiary of the Company or any current or former employee or agent of such Persons) (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

7.4    Exclusivity. After the Closing, Article VII will provide the sole and exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of the Transaction Documents or the transactions contemplated thereby, including any claim for gross negligence, intentional misrepresentation, willful misconduct or fraud. Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any Party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

ARTICLE VIII

Miscellaneous

8.1    Notices. All notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (a) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (b) upon delivery to the recipient in person or by courier, or (c) upon receipt of a facsimile or e-mail transmission by the recipient. Such notices, requests and consents shall be given, if to the Bain Funds or the Bain Blocker, to:

c/o Bain Capital Life Sciences, LP

200 Clarendon Street

Boston, MA 02116

Attn: General Counsel, North America Private Investments

if to the Foresite Fund or the Foresite Blocker, to:

[c/o Foresite Capital Management, LLC

1345 Avenue of the Americas, Third Floor

New York, NY 10105]

Attn: [●]

If to the Company, to:

c/o Solid Biosciences Inc.

161 First Street, Third Floor

Cambridge, MA 02142

Attn: Daniel Finkelman, Esq.

with copies (which shall not constitute notice) to:

Proskauer Rose LLP

One International Place

Boston, MA 02110

Attention: Arnold May, Esq.

or to such other address or facsimile number and with such other copies, as such Party may hereafter specify for the purpose by notice to the other Parties.

Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Without limiting the manner by which notice otherwise may be given effectively to the Parties pursuant to this Agreement, any notice to the Parties given by the Company under any provision of this Agreement shall be effective if given by a form of electronic transmission consented to by the Party to whom the notice is given. Any such consent shall be revocable by such Party by written notice to the Company.

8.2    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.3    Expenses. All costs and expenses incurred by the Bain Funds and the Bain Blocker in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing shall be paid by the Bain Funds. All costs and expenses incurred by the Foresite Fund and the Foresite Blocker in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing shall be paid by the Foresite Fund. The Bain Funds (collectively) and the Foresite Fund shall each pay fifty percent (50%) of the costs and expenses incurred by the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing; provided that the Bain Funds (collectively) and the Foresite Fund shall each have a maximum obligation pursuant to this sentence of $10,000.

8.4    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto.

8.5    Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

8.6    Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated thereby shall be brought in the United States District Court or any Delaware state court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of any of the Transaction Documents shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.1 shall be deemed effective service of process on such Party.

8.7    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8    Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each Transaction Document shall become effective when each Party thereto shall have received a counterpart thereof signed by the other Party thereto. No Transaction Document is intended to confer upon any Person other than the Parties thereto any rights or remedies hereunder.

8.9    Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.

8.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above-written.

COMPANY

SOLID BIOSCIENCES INC.

By:	/s/ Ilan Ganot
	Name:	Ilan Ganot
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

BAIN FUNDS

BAIN CAPITAL LIFE SCIENCES FUND, L.P.

By:	Bain Capital Life Sciences Partners, LP, its general partner

By:	Bain Capital Life Sciences Investors, LLC, its general partner

By:	/s/ Adam Koppel
	Name:	Adam Koppel
	Title:	Authorized Signatory

BCIP LIFE SCIENCES ASSOCIATES, LP

By:	Boylston Coinvestors, LLC, its general partner

By:	/s/ Adam Koppel
	Name:	Adam Koppel
	Title:	Authorized Signatory

BAIN BLOCKER

BCLS SOLID BIO, INC.

By:	/s/ Adam Koppel
	Name:	Adam Koppel
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

FORESITE FUND

FORESITE CAPITAL FUND III, L.P.

By:	Foresite Capital Management III, LLC

Its:	General Partner

By:	/s/ Dennis D. Ryan
	Name:	Dennis D. Ryan
	Title:	Chief Financial Officer

FORESITE BLOCKER

FC FUND III SOLID HOLDINGS, INC.

By:	Foresite Capital Management III, LLC

Its:	General Partner

By:	/s/ Dennis D. Ryan
	Name:	Dennis D. Ryan
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

CERTIFICATE OF MERGER

OF

BCLS SOLID BIO, INC.,

a Delaware corporation,

FC FUND III SOLID HOLDINGS, INC.,

a Delaware corporation,

WITH AND INTO

SOLID BIOSCIENCES INC.,

a Delaware corporation

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (“DGCL”), Solid Biosciences Inc., a Delaware corporation (the “Company”), in connection with (i) the merger of BCLS Solid Bio, Inc., a Delaware corporation (the “Bain Blocker”), with and into the Company and (ii) the merger of FC Fund III Solid Holdings, Inc., a Delaware corporation (the “Foresite Blocker”), with and into the Company (such mergers, together, the “Merger”), hereby certifies as follows:

FIRST: The names and states of domicile of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Domicile
Solid Biosciences Inc.	Delaware

BCLS Solid Bio, Inc.	Delaware

FC Fund III Solid Holdings, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of January 25, 2018 (the “Merger Agreement”), by and among the Company, Bain Capital Life Sciences Fund, L.P., BCIP Life Sciences Associates, LP, the Bain Blocker, Foresite Capital Fund III, L.P. and the Foresite Blocker has been approved, adopted, certified, executed and acknowledged by Bain Capital Life Sciences Fund, L.P., BCIP Life Sciences Associates, LP, the Bain Blocker, the Foresite Blocker and Foresite Capital Fund III, L.P. in accordance with Sections 228 and 251 of the DGCL.

THIRD: The Company shall be the surviving entity in the Merger. The name of the surviving entity shall be “Solid Biosciences Inc.”.

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the surviving entity at 161 First Street, Third Floor, Cambridge, MA 02142.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving entity, on request and without cost, to any equityholder of any of the Constituent Corporations.

SEVENTH: The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the surviving entity.

* * * * *

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger of the Constituent Corporations, pursuant to the DGCL, under penalties of perjury does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and, accordingly, has hereunto signed this Certificate of Merger this day of January 25, 2018.

SOLID BIOSCIENCES INC., a Delaware corporation

By:	/s/ Ilan Ganot
	Name:	Ilan Ganot
	Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]